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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF VIRAGE LOGIC CORPORATION

In-Chip Systems, Inc.

Virage Logic International, a California corporation

      Virage Logic International owns the following subsidiaries:

      Virage Logic International GmbH, a German corporation

      Virage Logic International KK, a Japanese corporation

      Virage Logic International Ltd., an Israeli corporation